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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO/A

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

(Amendment No. 2)

WORLD HEART CORPORATION
(Name of Subject Company — Issuer and Filing Person — Offeror)

3% Unsecured Convertible Debentures due September 15, 2009,
convertible into Common Shares, no Par Value,
of World Heart Corporation, having a Conversion Price of $1.25 per Share

(Title of Class of Securities)

N/A
(CUSIP Number of Class of Securities)

Richard Juelis, Vice President, Finance and Chief Financial Officer,
World Heart Corporation
7799 Pardee Lane
Oakland, California 94621
(510) 563-5000

Copies to:
Martin C. Glass, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 819-8200
(Name, address, and telephone numbers of person authorized
to receive notices and communications on behalf of filing persons)

Calculation of Filing Fee

Transaction valuation(1)	Amount of filing fee(2)

$3,879,763.00	$456.65

(1)
This fee has been computed pursuant to Rule 457(f)(2) and is based on one-third of the aggregate principal amount of Debentures outstanding, $11,639,289.

(2)
The amount of the filing fee equals $117.70 for each $1,000,000 of the value of the transaction.

☐
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: $456.65
    Form or Registration No.: Schedule TO
    Filing Party: World Heart Corporation
    Date Filed: June 20, 2005

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.
  ☒
  issuer tender offer subject to Rule 13e-4.
  ☐
  going-private transaction subject to Rule 13e-3.
  ☐
  amendment to Schedule 13D under Rule 13d-2.

SEC 2559(6-05)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☒

SCHEDULE TO

        This Amendment No. 2 (this "Amendment") amends and/or supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the "Commission") on June 20, 2005, as amended and/or supplemented by Amendment No. 1, which was filed with the Commission on July 8, 2005 (the "Schedule TO"), by World Heart Corporation, incorporated under the laws of the Province of Ontario (the "Company" or "WorldHeart"). The Schedule TO, along with this Amendment, relates to the offer by the Company to the holders of currently outstanding debentures (the "Debentures"), issued pursuant to the Purchase Agreement, dated as of September 15, 2004, giving the holders the opportunity to amend their Debentures, upon the terms and subject to the conditions set forth in the Offer to Amend and Exchange, dated June 20, 2005, as amended (the "Offer"). Any capitalized term used and not otherwise defined herein has the meaning given to such term in the Offer.

        The information set forth in the Offer is expressly incorporated herein by reference in response to all of the Items of this Amendment. In addition, the information set forth in Items 1 through 13 of the Schedule TO are incorporated herein by reference with respect to Items 1 through 13 of this Amendment, except those Items as to which information specifically provided herein is relevant, in which case the information contained in the Schedule TO is incorporated herein by reference in partial answer to those Items unless otherwise noted hereto.

2

ITEM 11.    ADDITIONAL INFORMATION.

        Item 11(b) of the Schedule TO is hereby amended and supplemented by adding the following thereto:

        On July 19, 2005, the Company issued a press release announcing the completion of the Offer. The Offer expired at 5:00 p.m. Pacific Daylight Time on Tuesday, July 19, 2005. As of 5:00 p.m., Pacific Daylight Time on July 19, 2005, all of the outstanding Debentures had been tendered pursuant to the Offer and not withdrawn. The Company has accepted such tendered Debentures for amendment and exchange pursuant to the terms of the Offer. The full text of the press release is set forth in Exhibit (a)(5)(V) to this Amendment and is incorporated herein by reference.

ITEM 12.    EXHIBITS.

(a)(1)(A)*	Release Letter to Holders of Certain Debentures.

(a)(1)(B)*	Letter to Holders of Certain Debentures.

(a)(1)(C)*	Amended and Restated Offer to Amend and Exchange, dated as of July 8, 2005.

(a)(1)(D)*	Form of Election Form.

(a)(1)(E)*	Form of Withdrawal Form.

(a)(1)(F)*	Instructions to Election Form and Withdrawal Form.

(a)(1)(G)*	Form of Amended Debenture.

(a)(1)(H)*	Form of Consent to Amending the Debentures and Warrants.

(a)(4)(A)	Registration Statement on Form F-3, filed with the Securities and Exchange Commission on October 14, 2004 (Registration No. 333- 119750) and incorporated herein by reference.

(a)(5)(A)	Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 20, 2005, and incorporated herein by reference.

(a)(5)(B)	WorldHeart's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005, and incorporated herein by reference.

(a)(5)(C)	WorldHeart's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 16, 2005, and incorporated herein by reference.

3

(a)(5)(D)	Press Release, dated February 1, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 6-K, dated February 1, 2005, and incorporated herein by reference.
(a)(5)(E)	Press Release, dated March 23, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated March 23, 2005, and incorporated herein by reference.
(a)(5)(F)	Press Release, dated April 11, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 11, 2005, and incorporated herein by reference.
(a)(5)(G)	Press Release, dated April 28, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 28, 2005, and incorporated herein by reference.
(a)(5)(H)	Press Release, dated May 18, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated May 18, 2005, and incorporated herein by reference.
(a)(5)(I)	Press Release, dated June 2, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 2, 2005, and incorporated herein by reference.
(a)(5)(J)	Press Release, dated June 20, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 20, 2005, and incorporated herein by reference.
(a)(5)(K)	Press Release, dated June 29, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 29, 2005, and incorporated herein by reference.
(a)(5)(L)	Form 4, dated May 5, 2005, filed by D. Mark Goudie and incorporated by reference herein.
(a)(5)(M)	Form 4, dated May 9, 2005, filed by Jal S. Jassawalla and incorporated by reference herein.
(a)(5)(N)	Form 4, dated May 16, 2005, filed by Phillip Miller and incorporated by reference herein.
(a)(5)(O)	Form 3, dated June 6, 2005, filed by A. Richard Juelis and incorporated by reference herein.
(a)(5)(P)	Form 3, dated June 13, 2005, filed by John J. Vajda and incorporated by reference herein.
(a)(5)(Q)*	Consent of Independent Accountants.
(a)(5)(R)*	Consent of Independent Accountants.
(a)(5)(S)*	Auditors' Consent.
(a)(5)(T)*	Auditors' Consent.

4

(a)(5)(U)	Press Release, dated July 19, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated July 19, 2005, and incorporated herein by reference.
(a)(5)(V)**	Press Release, dated July 19, 2005.
(b)	Inapplicable.
(d)(1)	Purchase Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.5 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.
(d)(2)	Registration Rights Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.7 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.

*
Previously filed.

**
Filed herewith.

5

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Jal S. Jassawalla (Signature)

Jal S. Jassawalla, President and Chief Executive Officer (Name and title)

July 20, 2005 (Date)

INDEX TO EXHIBITS

(a)(1)(A)*	Release Letter to Holders of Certain Debentures.

(a)(1)(B)*	Letter to Holders of Certain Debentures.

(a)(1)(C)*	Amended and Restated Offer to Amend and Exchange, dated as of July 8, 2005.

(a)(1)(D)*	Form of Election Form.

(a)(1)(E)*	Form of Withdrawal Form.

(a)(1)(F)*	Instructions to Election Form and Withdrawal Form.

(a)(1)(G)*	Form of Amended Debenture.

(a)(1)(H)*	Form of Consent to Amending the Debentures and Warrants.

(a)(4)(A)	Registration Statement on Form F-3, filed with the Securities and Exchange Commission on October 14, 2004 (Registration No. 333- 119750) and incorporated herein by reference.

(a)(5)(A)	Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 20, 2005, and incorporated herein by reference.

(a)(5)(B)	WorldHeart's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005, and incorporated herein by reference.

(a)(5)(C)	WorldHeart's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 16, 2005, and incorporated herein by reference.

(a)(5)(D)	Press Release, dated February 1, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 6-K, dated February 1, 2005, and incorporated herein by reference.

(a)(5)(E)	Press Release, dated March 23, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated March 23, 2005, and incorporated herein by reference.

(a)(5)(F)	Press Release, dated April 11, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 11, 2005, and incorporated herein by reference.

(a)(5)(G)	Press Release, dated April 28, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 28, 2005, and incorporated herein by reference.

(a)(5)(H)	Press Release, dated May 18, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated May 18, 2005, and incorporated herein by reference.

(a)(5)(I)	Press Release, dated June 2, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 2, 2005, and incorporated herein by reference.

(a)(5)(J)	Press Release, dated June 20, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 20, 2005, and incorporated herein by reference.

(a)(5)(K)	Press Release, dated June 29, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 29, 2005, and incorporated herein by reference.

(a)(5)(L)	Form 4, dated May 5, 2005, filed by D. Mark Goudie and incorporated by reference herein.

(a)(5)(M)	Form 4, dated May 9, 2005, filed by Jal S. Jassawalla and incorporated by reference herein.

(a)(5)(N)	Form 4, dated May 16, 2005, filed by Phillip Miller and incorporated by reference herein.

(a)(5)(O)	Form 3, dated June 6, 2005, filed by A. Richard Juelis and incorporated by reference herein.

(a)(5)(P)	Form 3, dated June 13, 2005, filed by John J. Vajda and incorporated by reference herein.

(a)(5)(Q)*	Consent of Independent Accountants.

(a)(5)(R)*	Consent of Independent Accountants.

(a)(5)(S)*	Auditors' Consent.

(a)(5)(T)*	Auditors' Consent.

(a)(5)(U)	Press Release, dated July 19, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated July 19, 2005, and incorporated herein by reference.

(a)(5)(V)**	Press Release, dated July 19, 2005.

(b)	Inapplicable.

(d)(1)	Purchase Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.5 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.

(d)(2)	Registration Rights Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.7 to WorldHeart's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.

*
Previously filed.

**
Filed herewith.

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SCHEDULE TO
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INDEX TO EXHIBITS